Exhibit 23.1









               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     We consent to the reference to our firm under caption "Experts" in the Post-Effective Amendment No. 1 Registration Statement (Form S-2 No. 33-97990) and related Prospectus of Reno Air, Inc. for the registration of $6,400,000 Principal Amount of 9% Senior Convertible Notes Due 2002 and 640,000 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 1996, with respect to the financial statements of Reno Air, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                                              ERNST & YOUNG LLP

Reno, Nevada
December 11, 1996